Exhibit 99.1

Contact:	Roger Pondel
PondelWilkinson Inc.
(310) 279-5980

LANNETT REPORTS RECORD FISCAL 2013 THIRD QUARTER FINANCIAL RESULTS

—Net Sales Increase 27%; Net Income More than Doubles;

Company Increases Guidance for Full Year—

Philadelphia, PA – May 8, 2013 – Lannett Company, Inc. (NYSE MKT: LCI) today reported continued strong momentum, with sharply improved financial results for its fiscal 2013 third quarter ended March 31, 2013, compared with the prior year period.

For the fiscal 2013 third quarter, net sales rose significantly to $39.0 million, up 27% from $30.7 million for last year’s third quarter.  Gross profit increased to $15.2 million from $10.9 million for the fiscal 2012 third quarter.  As a percentage of net sales, gross margin increased to 39% from 35% last year.  Research and development (R&D) expenses were $5.2 million, compared with $2.9 million for the fiscal 2012 third quarter.  Selling, general and administrative (SG&A) expenses decreased to $5.2 million, from $5.6 million in the same quarter of the prior year.  Operating income nearly doubled to $4.7 million from $2.4 million for the third quarter of fiscal 2012.  Net income attributable to Lannett Company rose to $3.9 million, or $0.14 per diluted share, from $1.7 million, or $0.06 per diluted share, for the same period last year.

“Our fiscal 2013 third quarter net sales and net income were the highest in the company’s history,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “Our performance reflected continued solid sales from our base products, combined with strong sales of recently approved products.  Gross margin percentage increased due to favorable sales mix and price increases, as well as enhanced manufacturing efficiencies related to higher sales volume.  With 15 product applications currently pending at the FDA and our ramped up investment in product development, we believe we are well-positioned for continued positive results.”

For the first nine months of fiscal 2013, net sales increased to $110.9 million from $87.3 million for the corresponding prior year period.  Gross profit rose to $42.2 million from $26.9 million last year.  R&D expenses were $12.6 million, compared with $7.9 million for the first nine months of fiscal 2012.  SG&A expenses amounted to $16.6 million, versus $14.8 million for the first nine months of fiscal 2012.  Operating income more than tripled to $13.1 million from $4.3 million a year ago.  Net income attributable to Lannett Company increased to $9.8 million, equal to $0.34 per diluted share, from $2.5 million, or $0.09 per diluted share, for the first nine months of fiscal 2012.  Net income for the most recent year-to-date period included a favorable litigation settlement of $1.3 million, equal to $0.03 per diluted share.

Upward Revised Guidance for Fiscal 2013

Based on Lannett’s current outlook, the company revised its financial guidance upward for the full 2013 fiscal year as follows:

•                  Net sales of $147 million to $149 million, up from the previous guidance of $140 million to $142 million;

•                  Gross margin as a percentage of net sales of approximately 38%, up from 36% to 37%;

•                  R&D expense in the range of $16 million to $17 million, down from $17 million to $18 million;

•                  SG&A expense ranging from $22 million to $23 million, versus $24 million to $25 million;

•                  Other income of approximately $2.0 million, essentially equal to the litigation settlement the company reported in the first quarter, and year-to-date gains on investments;

•                  The full year effective tax rate in the range of 35% to 37%; and

•                  Capital expenditures in the range of $7 million to $9 million, versus $10 million to $12 million in the previous guidance.

Conference Call Information and Forward-Looking Statements

Later today, the company will host a conference call at 4:30 p.m. ET to review its results of operations for the fiscal 2013 third quarter ended March 31, 2013.  The conference call will be available to interested parties by dialing 877-261-8992 from the U.S. or Canada, or 847-619-6548 from international locations, passcode 34792521.  The conference call will also be available through a live audio Internet broadcast at www.lannett.com.  A playback of the call will be archived and accessible at this site for at least three months.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance and regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, achieving the financial metrics stated

in the company’s upward revised guidance, expected product approvals, the successful commercialization of products in development, product applications pending at the FDA and recently approved products, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2013	2012	2013	2012

Net sales	$39,022	$30,688	$110,880	$87,300
Cost of sales	23,321	19,276	67,105	58,789
Amortization of intangible assets	471	471	1,412	1,409
Product royalties	60	50	146	168

Gross profit	15,170	10,891	42,217	26,934

Research and development expenses	5,229	2,911	12,565	7,850
Selling, general, and administrative expenses	5,245	5,616	16,571	14,780

Operating income	4,696	2,364	13,081	4,304

Other income (expense):
Foreign currency gain (loss)	—	(3)	3	(6)
Gain on sale of assets	93	—	51	4
Realized gain on investments	353	361	449	215
Unrealized gain (loss) on investments	185	105	394	(46)
Litigation settlement	—	—	1,250	—
Interest and dividend income	22	28	84	117
Interest expense	(59)	(64)	(194)	(214)
	594	427	2,037	70

Income before income tax expense	5,290	2,791	15,118	4,374
Income tax expense	1,327	1,057	5,353	1,788
Net income	3,963	1,734	9,765	2,586
Less net income attributable to noncontrolling interest	(16)	(16)	(11)	(53)

Net income attributable to Lannett Company, Inc.	$3,947	$1,718	$9,754	$2,533

Earnings per common share - Lannett Company, Inc.:
Basic	0.14	0.06	0.34	0.09
Diluted	0.14	0.06	0.34	0.09

Weighted average number of shares outstanding:
Basic	28,490,175	28,571,062	28,371,189	28,509,595
Diluted	29,115,941	28,719,669	28,644,831	28,668,281

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except share and per share data)

	(Unaudited)
	March 31, 2013	June 30, 2012

ASSETS
Current Assets
Cash and cash equivalents	$33,066	$22,562
Investment securities	5,906	6,667
Trade accounts receivable (net of allowance of $84 and $124, respectively)	39,810	42,212
Inventories, net	32,847	27,064
Prepaid income taxes	213	2,120
Deferred tax assets	5,253	4,833
Other current assets	1,851	1,023
Total Current Assets	118,946	106,481

Property, plant and equipment, net	39,288	37,068
Intangible assets, net	3,017	4,429
Deferred tax assets	8,024	9,069
Other assets	956	1,171
TOTAL ASSETS	$170,231	$158,218

LIABILITIES
Current Liabilities
Accounts payable	$15,709	$17,989
Accrued expenses	2,053	1,518
Accrued payroll and payroll related	5,347	3,198
Current portion of long-term debt	657	648
Rebates, chargebacks and returns payable	16,550	17,039
Total Current Liabilities	40,316	40,392

Long-term debt, less current portion	6,125	6,513
TOTAL LIABILITIES	46,441	46,905
Commitment and Contingencies

SHAREHOLDERS’ EQUITY
Common stock - authorized 50,000,000 shares, par value $0.001; issued, 29,103,931 and 28,594,437 shares, respectively; outstanding, 28,668,052 and 28,252,192 shares, respectively	29	29
Additional paid in capital	102,702	99,515
Retained earnings	22,990	13,236
Accumulated other comprehensive loss	(79)	(63)
Treasury stock at cost - 435,879 and 342,245 shares, respectively	(2,034)	(1,594)
Total Shareholders’ Equity Attributable to Lannett Company, Inc.	123,608	111,123
Noncontrolling interest	182	190
TOTAL SHAREHOLDERS’ EQUITY	123,790	111,313

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$170,231	$158,218